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Exhibit 21.1

List of Subsidiaries

Cascade Microtech Japan, Inc.
Sumitomo Aobadai Hills Bldg 1F
7 7 Aobadai 4 Chome
Meguro KU, Tokyo 153 0042
Telephone: 011 81 3 5478 6101
Fax: 011 81 3 5478 6107

Cascade Microtech Europe Limited
3 Somerville Court
Banbury Business Park
Adderbury
Oxon OX17 3 SN UK
Telephone: 011 44 1295 81 28 28
Fax: 011 44 1295 81 28 29

Cascade Microtech Foreign Sales, Inc.
Abacus Trust and Banking Services, Inc.
Collymore Rock
P.O. Box 634C
St. Michael
Barbados, West Indies
Telephone: 246 436 7000
Fax: 246 436 7057

Cascade Microtech Singapore
51 Science Park Road
#04-11 The Aries
Singapore Science Park II
Singapore 117586
Telephone: 011-65-6873-7482
Fax: 011-65-6873-7483

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List of Subsidiaries